Exhibit 4

SCOTT P. PETERS

Three Harbor Drive

Suite 213

Sausalito, CA 94965

POWER OF ATTORNEY

I hereby appoint Jay B. Gould of Pillsbury Winthrop Shaw Pittman LLP to act on my behalf for the purpose of signing and filing all documents with the U.S. Securities and Exchange Commission.

The Partnership has caused this Power of Attorney to be executed this 19th day of September, 2008.

/s/ Scott P. Peters
Scott P. Peters